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                                                                    EXHIBIT 99.1
                                  PRESS RELEASE

                  PINNACLE AIRLINES RELEASES SEPTEMBER TRAFFIC

MEMPHIS TENN. (OCTOBER 11, 2004) Pinnacle Airlines, Inc. (NASDAQ: PNCL) released its passenger and traffic levels for September 2004 today.

In September, Pinnacle operated 388.0 million Available Seat Miles (ASMs), an increase of 59.0% over September 2003 levels. Revenue Passenger Miles (RPMs) grew 60.7% to 255.6 million. The airline transported 550,412 Customers during the month, 39.3% more than the same period last year.

Additionally, Pinnacle accepted delivery of 3 new 44-seat Canadair Regional Jets and 1 new 50-seat Canadair Regional Jet during the calendar month of September. Pinnacle's current fleet consists of 109 CRJs on September 30. The airline has taken delivery of 33 regional jets between January 1, 2004 and September 30, 2004.

                             SEPTEMBER 2004 TRAFFIC

                               2004                 2003                CHANGE
ASMs (000)                  388,004              244,038                 59.0%
RPMs (000)                  255,636              159,062                 60.7%
Load Factor                   65.9%                65.2%               0.7 pts
Passengers                  550,412              395,180                 39.3%

                                   YEAR-TO-DATE TRAFFIC

                               2004                 2003                CHANGE
ASMs (000)                2,966,912            1,880,168                 57.8%
RPMs (000)                2,066,875            1,250,019                 65.3%
Load Factor                   69.7%                66.5%               3.2 pts
Passengers                4,624,572            3,216,791                 43.8%


Pinnacle Airlines, Inc., operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs more than 2,800 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

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